EXHIBIT 99.1



Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 231-0351


                   AIM 85 REPORTS SECOND QUARTER NET EARNINGS
                              OF 11 CENTS PER UNIT
                     ---------------------------------------

     ROCKVILLE, MD, August 13, 2003--(AMEX/AII) -- American Insured Mortgage Investors-Series 85, L.P. (AIM 85), a liquidating partnership that holds investments in government insured multifamily mortgages, reported net earnings for the three months ended June 30, 2003 of approximately $1.3 million (11 cents per unit) compared to approximately $1.4 million (11 cents per unit) for the three months ended June 30, 2002. Net earnings decreased by approximately
$39,000 in the second quarter of 2003, compared to the same period in 2002, primarily due to a decrease in mortgage investment income, which was partially offset by an increase in gains on mortgage dispositions.

     For the six months ended June 30, 2003, AIM 85 reported net earnings of approximately $2.8 million (23 cents per unit) compared to approximately $4.0 million (32 cents per unit) for the first six months of 2002. Net earnings decreased for the six months ended June 30, 2003, as compared to the corresponding period in 2002, primarily due to decreases in mortgage investment income and gains on mortgage dispositions.

     Mortgage investment income decreased for the three and six months ended June 30, 2003 due to the disposition of 12 mortgages with an aggregate principal balance of approximately $16.2 million, representing an approximate 21% decrease in the aggregate principal balance of the total mortgage portfolio since June 2002.

     Gains on mortgage dispositions increased for the three months and decreased for the six months ended June 30 2003, as compared to the corresponding periods in 2002. During the second quarter of 2003, AIM 85 recognized gains of
approximately   $293,000  from  three  mortgage  prepayments  and  one  mortgage assignment, compared to a gain of approximately $9,000 from one mortgage prepayment during the second quarter of 2002. During the first six months of 2003, AIM 85 recognized gains of approximately $746,000 from four mortgage prepayments and three mortgage assignments as compared to gain of approximately $1.2 million from two mortgage prepayments and three mortgage assignments during the same period in 2002.

     As of June 30, 2003, AIM 85 was invested in 22 insured mortgages and two debentures with an aggregate amortized cost of approximately $61.0 million, an aggregate face value of approximately $61.9 million and an aggregate fair value of approximately $63.0 million.

     In July 2003, AIM 85 declared a distribution of four cents per unit, payable on November 3, 2003, related to proceeds received in June 2003 from the prepayment of the mortgage on Ashley Oaks Apartments.

     Also in July 2003, HUD transferred assignment proceeds to AIM 85, as record owner, in the form of a 5.75% debenture in exchange for the mortgage on College Green Apartments. AIM 85, as a 50% beneficial owner, is entitled to receive approximately $1.3 million of the face value of the debenture when redeemed.

     As of August 1, 2003, three of AIM 85's mortgages are in the Section 221 assignment process: Brougham Estates, Town Park Apartments and Kaynorth Apartments. The aggregate face value of these mortgages was approximately $4.7 million as of the HUD put dates.

     As the Partnership continues to liquidate its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

              AMERICAN INSURED MORTGAGE INVESTORS - SERIES 85, L.P.

                              STATEMENTS OF INCOME
                                   (Unaudited)

                                                     For the three months ended         For the six months ended
                                                              June 30,                          June 30,
                                                    ----------------------------      ----------------------------
                                                        2003            2002              2003            2002
                                                    ------------    ------------      ------------    ------------
Income:
  Mortgage investment income                        $  1,262,635    $  1,579,485      $  2,583,860    $  3,199,956
  Interest and other income                               39,858          88,082            63,882         194,286
                                                    ------------    ------------      ------------    ------------
                                                       1,302,493       1,667,567         2,647,742       3,394,242
                                                    ------------    ------------      ------------    ------------

Expenses:
  Asset management fee to related parties                157,123         191,725           320,574         381,506
  General and administrative                             115,950         123,362           223,041         222,336
                                                    ------------    ------------      ------------    ------------
                                                         273,073         315,087           543,615         603,842
                                                    ------------    ------------      ------------    ------------
Net earnings before gains on
  mortgage dispositions                                1,029,420       1,352,480         2,104,127       2,790,400

Gains on mortgage dispositions                           293,044           8,768           745,870       1,177,927
                                                    ------------    ------------      ------------    ------------

Net earnings                                        $  1,322,464    $  1,361,248      $  2,849,997    $  3,968,327
                                                    ============    ============      ============    ============

Net earnings allocated to:
  Limited partners - 96.1%                          $  1,270,888    $  1,308,159      $  2,738,847    $  3,813,562
  General Partner -   3.9%                                51,576          53,089           111,150         154,765
                                                    ------------    ------------      ------------    ------------
                                                    $  1,322,464    $  1,361,248      $  2,849,997    $  3,968,327
                                                    ============    ============      ============    ============

Net earnings per unit of limited
  partnership interest - basic                      $       0.11    $       0.11      $       0.23    $       0.32
                                                    ============    ============      ============    ============

Limited partnership units outstanding - basic         12,079,514      12,079,514        12,079,514      12,079,514
                                                      ==========      ==========        ==========      ==========


Balance Sheet Data:                                                                     June 30,      December 31,
                                                                                          2003            2002
                                                                                      ------------    ------------
Investment in insured mortgages                                                       $ 60,263,207    $ 66,323,565
Total assets                                                                            67,648,800      78,237,534
